Exhibit 99.7

Noble Innovations, Inc. Displays New Products at National Plumbing Distributors Trade Show

Wednesday October 31, 4:05 pm ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTC: NBIV - News) announced today that its management team has just returned from a very successful national plumbing products show in Anaheim, California, where it displayed its new Viridian™ brand of high-quality, whole-house, electric tankless water heaters. NETWORK ’07 is a joint effort of the American Supply Association (ASA) and the Plumbing Heating Cooling Contractors association (the PHCC). Last week’s product show was attended by nearly one thousand plumbing distributors, plumbers and manufacturers’ representatives from throughout the country.

According to James Cole, President and CEO of Noble Innovations, Inc., “We are extremely pleased with the interest created by our new line of highly innovative and energy efficient electric tankless water heaters. The NETWORK ’07 product show was a very important event for our company because it gave us the opportunity to introduce the Viridian to the people who will be selling it to end users. Many of these same professionals told us that the new whole-house Viridian water heaters were the most exciting products at the show.” Responding to other questions, Cole added, “Building and energy industry professionals agree that tankless water heaters are one of the more important energy saving and life-enhancing products for our future. This show was only our second opportunity to introduce our new line of electric tankless water heaters to the plumbing industry and to begin building relationships with those who will be distributing and installing Viridian products going forward. Our first opportunity, as previously reported, was the week of October 9th through the 11th at the EEBA show in St. Paul, Minnesota. We plan to continue marketing our products directly to key industry professionals in order to gain the leadership role in our rapidly expanding industry.” For more information about NETWORK ’07, see www.network07.org.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green" in nature. Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. Noble has several working prototypes and is in the early stages of sales and production of products.

About the ASA

ASA is a national organization serving wholesale distributors and their suppliers in the plumbing, heating, cooling and industrial pipe, valves and fittings industries since its inception in 1969. ASA provides a forum for trading partners from around the country to discuss critical issues facing them, and offers a menu of products and services uniquely geared to their needs. Members of ASA are distributors, manufacturers, service vendors and independent manufacturers’ representatives, who together create a powerful alliance of channel partners.

About the PHCC

The PHCC is the oldest trade association in the construction industry, having been founded in 1883. It has been the leader in promotion, advancement, education and training. Today PHCC has more than 4100 contractor members from open and union shops, who work in the residential, commercial, new construction, industrial and service and repair industry segments.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: Noble's having attended the Excellence in Building Conference & Expo; actual "green" products being identified and produced; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Noble Innovations, Inc., Phoenix, Arizona

James A. Cole, 602-455-0507

Fax: 602-233-3434

jcole@noblecares.com